UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2015

Realbiz Media Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-53359	11-3820796
(Commission File Number)	(I.R.S. Employer Identification No.)

2690 Weston Road, Suite 200

Weston, Florida 33331

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the Asset Purchase Agreement described below, Realbiz Media Group, Inc. (the “Company”) agreed to issue 1,800,000 shares of its common stock to Alex Aliksanyan and 500,000 shares of common stock to Julio Fernandez. In addition, Next 1 Interactive, Inc. issued 60,000 shares of its Series D Preferred Stock to the sellers under the Asset Purchase Agreement, which is convertible into 2,000,000 shares of the Company’s common stock. For these issuances, the Company intends to rely on the exemption from federal registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), based on the Company’s belief that the offer and sale of the stock has not and will not involve a public offering as each of AAJ (as defined below), Alex Aliksanyan and Julio Fernandez is an “accredited investor” as defined under Section 501 promulgated under the Securities Act and no general solicitation has been involved in the offering.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 17, 2015, Michael Craig resigned from his position as a member of the Board of Directors of the Company. The resignation did not involve any disagreement with the Company.

On February 20, 2015, in connection with the entry into of an Asset Purchase Agreement with AAJ Internet Inc. (“AAJ”) and its two principals, Alex Aliksanyan and Julio Fernandez, for the acquisition of Stingy Travel (the “Asset Purchase Agreement”), the Board of Directors of the Company appointed Mr. Aliksanyan, age 66, to serve in the dual role of Chief Information Officer and Chief Operating Officer of the Company and Mr. Julio Fernandez to serve as the Chief Technology Officer of the Company. As a result of Mr. Fernandez’s new role, Arun Srinivasan will focus his efforts as the Company’s Chief Marketing Officer and will no longer serve as the Company’s Chief Technology Officer. In addition, effective February 20, 2015, Mr. Aliksanyan was appointed to serve as a director of the Company to fill a vacancy on the Board of Directors created by the resignation of Mr. Craig.

Mr. Aliksanyan comes to the Company with more than 25 years of Strategic Technology Planning, Implementation and Marketing experience. Mr. Aliksanyan is currently President of WorldMyWay Inc. and AAJ since 2005. Mr. Aliksanyan also previously served as CEO and President of iCruise.com which he founded in 2000. Prior thereto, Mr. Aliksanyan had served as a marketing consultant for several brands such as Citibank, Disney and Hillshire Farms. He is also considered in the Travel industry as a pioneer in the area of e-commerce. Mr. Aliksanyan received his Bachelors’ Degree in Physics from New York University and an Advanced degree in marketing from the Stern School of Business in New York.

In connection with his employment, Mr. Aliksanyan entered into a three-year employment agreement with the Company (the “Aliksanyan Employment Agreement”). The Aliksanyan Employment Agreement, dated February 20, 2015, has a term of 36 months commencing February 20, 2015 and expiring on February 19, 2018 unless earlier terminated. Mr. Aliksanyan will receive the following compensation: a base salary of $120,000 per year and $80,000 in shares of the Company’s common stock (800,000 shares at $0.10 per share). In addition, the Company will pay for healthcare for Mr. Aliksanyan and his dependent family members, and he will be eligible for bonus programs commensurate with other senior executives of the Company. In addition, Mr. Aliksanyan will be issued 1,000,000 shares of the Company’s common stock, which shares will be released to him as follows: (1) 300,000 shares if Mr. Aliksanyan is still employed by the Company on February 20, 2016 and provided that he has not served notice to “claw back” the sale of Stingy Travel to the Company; (2) 350,000 shares if certain Triggering Events (as defined in the Aliksanyan Employment Agreement) are achieved by Mr. Aliksanyan in his role as Chief Operating Officer; however, if none of the Triggering Events are met after 12 months, the Company will release a percentage of the 350,000 shares based upon the number of new paying real estate agents; and (3) 350,000 shares upon the achievement of certain activities in Mr. Aliksanyan’s role as Chief Information Officer.

If the employment of Mr. Aliksanyan is terminated, he generally will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated (1) by the Company other than For Cause (as defined in the Aliksanyan Employment Agreement) or by Mr. Aliksanyan For Good Reason (as defined in the Aliksanyan Employment Agreement) then in addition to paying the Accrued Obligations, the vesting of any shares of stock held in escrow or subject to a vesting schedule shall be accelerated and the shares shall be released to Mr. Aliksanyan . In the event of a termination by the Company other than For Cause, disability or death occurs within six (6) months of the date of the Aliksanyan Employment Agreement, Mr. Aliksanyan may elect (at his sole discretion) to initiate an “unwind” event as described above. The Aliksanyan Employment Agreement also includes confidentiality obligations and inventions assignments clauses.

The foregoing description of the Aliksanyan Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no family relationships between Mr. Aliksanyan and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Other than as disclosed in this Current Report on Form 8-K, there have been no other transactions involving Mr. Aliksanyan that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated February 20, 2015 by and between Alex Aliksanyan and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.

Date: February 20, 2015	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer